EXHIBIT 99.1

NEWS
Contact: Steve Kraus, (608) 252-7907

MGE Energy Reports Second-Quarter Results

Madison, Wisconsin, August 9, 2005--MGE Energy, Inc. (Nasdaq: MGEE) today reports second-quarter net income of $5.4 million, or 27 cents per share, compared to $5.8 million, or 31 cents per share, last year. MGE Energy's net income for the six months ended June 30, 2005, was $13.7 million, or 67 cents per share, compared to $19.6 million, or $1.06 per share, for the same period last year.

The difference in the earnings per share and net income between the second quarter of 2004 and the second quarter of 2005 is primarily related to higher fuel and purchased power costs. Fuel used for electric generation increased $2.8 million due to an increase in the cost of internal generation. Purchased power expense increased $6.0 million, which was largely a result of a 23.9% increase in the per-unit cost of purchased power. Also, a planned outage at the Columbia Energy Center began in the first quarter of 2005 and continued into the second quarter. As a result, Madison Gas and Electric Co. (MGE) incurred higher maintenance and replacement purchased power costs than the second quarter of 2004. The majority of these costs are anticipated to be recovered during the remainder of 2005.

Gas revenues increased $2.8 million, or 12.0%, for the three months ended June 30, 2005, compared to the same period in the prior year. This change is primarily due to an increase in commercial and industrial use and recovery of increased costs of gas, which are included in MGE's purchased gas adjustment clause. Electric revenues increased $12.2 million for the three months ended June 30, 2005, compared to the same period in the prior year. This increase is due, in part, to warmer temperatures during this year's second quarter.

On April 26, 2005, MGE began operating its electric facility at the West Campus Cogeneration Facility (WCCF). MGE leases the asset owned by MGE Power West Campus and is responsible for operating the entire facility. On January 1, 2005, MGE began recovering in electric rates the revenue associated with WCCF, which has been constructed on the University of Wisconsin campus. By contract, MGE Energy was not entitled to record revenues from WCCF until it had been placed in commercial operation. On April 26, 2005, MGE Energy began recognizing this deferred revenue. MGE Energy recognized $0.8 million of this deferred revenue during the second quarter. At June 30, 2005, MGE Energy has $2.5 million of deferred revenue remaining on its consolidated balance sheet. This revenue will be recognized throughout the remainder of 2005.

Depreciation expenses were up $1.3 million for the quarter compared to the same period in the prior year. This increase is due to increases in the level of electric and gas assets. For instance, during the second quarter of 2005, WCCF was placed into operation and the depreciation on the asset was started.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to nearly 134,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to nearly 133,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy, Inc.
(In thousands, except per-share amounts)
(Unaudited)

	2005	2004
Three Months Ended June 30
Operating revenue	$100,467	$85,414
Operating income	$10,742	$10,842
Net income	$5,442	$5,827
Earnings per share (basic and diluted)	$0.27	$0.31
Weighted average shares outstanding (basic and diluted)	20,441	18,657

Six Months Ended June 30
Operating revenue	$239,376	$220,695
Operating income	$25,804	$34,814
Net income	$13,657	$19,618
Earnings per share (basic and diluted)	$0.67	$1.06
Weighted average shares outstanding (basic and diluted)	20,431	18,541

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